Exhibit 10.4(i)

                      EIGHTH AMENDMENT TO CREDIT AGREEMENT

     This Eighth Amendment to Credit Agreement ("Amendment") is made this 13th day of May, 2002, by and among Phoenix Color Corp. ("Phoenix"), a Delaware corporation, PCC Express, Inc. ("PCC"), a Delaware corporation, Phoenix (MD.) Realty, LLC ("Realty"), a Maryland limited liability company, and TechniGraphix, Inc. ("TechniGraphix"), a Maryland corporation (singly a "Borrower" and collectively, "Borrowers"), the lending institutions listed from time to time on Schedule A to the Credit Agreement (as defined below) (singly, a "Lender" and collectively, "Lenders"), Wachovia Bank, National Association (formerly known as First Union National Bank), a national banking association, as issuer of letters of credit (in such capacity, "Issuer") and Wachovia Bank, National Association (formerly known as First Union National Bank), as administrative agent for Issuer and Lenders (in such capacity, "Agent").

                                   BACKGROUND

     A. Borrowers, Agent, Issuer and Lenders are parties to a Credit Agreement dated September 15, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement"), pursuant to which certain financing arrangements were established for the benefit of Borrowers. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     B. Borrowers have requested that Agent, Issuer and Lenders modify, in certain respects, the Credit Agreement and Agent, Issuer and Lenders have agreed to make such modifications, all as more fully set forth herein and subject to the terms and conditions hereof.

     NOW, THEREFORE, with the foregoing Background incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Amendments to Credit Agreement.

            a. The definitions of "Consolidated Capital Expenditures" and "Equipment Availability" set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced with the following new definitions:

          "Consolidated Capital Expenditures" - For any period, the aggregate of all capital expenditures (including that portion of Capitalized Lease Obligations incurred during that period) made by Borrowers and their Subsidiaries during such period in respect of the purchase, construction or other acquisition of fixed or capital assets determined in accordance with GAAP; provided however, that commencing January 1, 2002, "Consolidated Capital Expenditures" shall also include the purchase price (determined as of the effective date of the applicable operating lease) of all equipment of Borrowers and their Subsidiaries subject to operating leases during such period; provided further that, Consolidated Capital Expenditures shall not include capital expenditures made by Borrowers in respect of the purchase of the Kolbus American binding line and Timson printing press. For the purposes hereof, any deposits made by any Borrower or its

          Subsidiaries for the purposes of acquiring or leasing fixed or capital assets shall be deemed Consolidated Capital Expenditures.

          "Equipment Availability"- the sum of Six Million Dollars ($6,000,000). The aggregate amount of Equipment Availability shall reduce by (x) One Hundred Thousand Dollars ($100,000) per month for each month commencing July 1, 2002 for the first twelve (12) months, and, commencing July 1, 2003, Two Hundred Thousand Dollars ($200,000) per month for each month thereafter, (y) if all or any portion of a security deposit financed by Lenders shall be returned to Borrowers, an amount equal to the returned portion of such security deposit and
          (z) by an amount equal to fifty percent (50%) of the amount of the Krause Settlement paid to Agent with such amount under this clause (z) being applied in the inverse order of reductions.

          b. The following new definition shall be added (in alphabetical order) to Section 1.1 of the Credit Agreement:

          "Krause Settlement " An amount equal to the proceeds received by any Borrower (or any Subsidiary of Borrower) as a result of any award, judgment, settlement or any other payment in connection with Phoenix's litigation against Krause Biagosch GmbH, Krause America, Inc. or any other entity related thereto, as such litigation is described in Phoenix's 10-k dated March 26, 2002.

          c. Section 2.6(ea) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "(e) Borrowers shall unconditionally pay to Agent an amendment fee, in consideration of the accommodation granted under the Sixth Amendment of One Hundred Fifty Thousand Dollars ($150,000), which is fully earned upon execution of the Sixth Amendment, and which is payable in the amount of Seventy Five Thousand Dollars ($75,000) on December 31, 2002, and Seventy Five Thousand Dollars ($75,000) on December 31, 2003; provided however, that the entire amendment fee (or the remaining unpaid portion, if applicable) shall be payable on the termination of the Revolving Credit, if such termination occurs prior to either such payment date; provided further that the portion of the fee that is payable on December 31, 2003 shall be reduced by an amount equal to the product of (i) the actual amount of Krause Settlement proceeds paid to Agent times (ii) .03.

          d. Section 2 of the Credit Agreement is hereby amended by adding a new
Section 2.13 which shall read as follows:


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


          "2.13 Krause Settlement. Borrowers shall, upon receipt of any proceeds of the Krause Settlement, immediately pay the entire amount of such proceeds to Agent for the application to the outstanding Advances.

          e. Section 5.8(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:


          "(d) Borrowers shall not expend for Consolidated Capital Expenditures during any rolling four quarter period measured on the last day of each fiscal quarter, an amount greater than the amount set forth below during the following periods, less during any period, the net cash proceeds received by Borrowers from any equipment sale during the applicable period:

          Four Quarter Periods Ending                          Maximum Amount
          ---------------------------                          --------------

          June 30, 2002 thru December 31, 2002                 $2,500,000
          March 31, 2003 and thereafter                        $5,000,000

          f. Section 5.8(e) of the Credit Agreement is hereby amended and restated in its entirety and shall read as follows:

          "(e) Fixed Charge Coverage Ratio: Borrowers shall have and maintain a Fixed Charge Coverage Ratio of not less than the following during the following periods (measured quarterly on a rolling four quarter basis):

          Period Ending:                              Maximum Ratio:
          -------------                               -------------
          6/30/02                                     1.0 to 1.0
          9/30/02                                     1.1 to 1.0
          12/31/02
          and thereafter                              1.2 to 1.0

     2. Waiver. Borrowers have failed to comply with the requirements of the Credit Agreement and the following Event of Default has occurred (such Event of Default for the period so referenced is referred to as the "Existing Default"):
Borrowers' noncompliance with the financial covenant set forth in Sections 5.8(e) (Fixed Charge Coverage Ratio) of the Credit Agreement, for the fiscal quarter ending March 31, 2002. Borrowers have requested that Agent and Lenders waive the Existing Default. Upon the effectiveness of this Amendment, Agent and Lenders hereby waive the Existing Default. The waiver of the Existing Default shall not constitute a waiver of any other Default or Event of Default. Nothing contained herein shall obligate Agent or Lenders to grant any future waiver of any other Default or Event of Default or be deemed to constitute a course of conduct.


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

     3. Effectiveness Conditions. This Amendment shall become effective upon the satisfactory completion, as determined by Agent in its discretion, of the following conditions ("Effectiveness Conditions") (all documents to be in form and substance satisfactory to Agent):

          a. Execution and delivery by all parties of this Amendment;

          b. Delivery of all consents and approvals of the boards of directors, shareholders and other applicable third parties necessary in connection with this transaction shall have been obtained;

          c. After giving effect to Section 2 of this Agreement, no Default or Event of Default exists;

          d. Payment to Agent (for ratable benefit of Lenders) of a non-refundable amendment and waiver fee equal to Twenty-Five Thousand Dollars ($25,000); and

          e. Payment of Expenses.

     4. Representations and Warranties. Each Borrower warrants and represents to Agent, Issuer and Lenders that:

          a. Prior Representations. As of the date of this Amendment, all warranties and representations set forth in the Credit Agreement and Loan Documents are true and correct in all material respects, both before and after giving effect to this Amendment.

          b. No Default. After giving effect to this Amendment, no Default or Event of Default is outstanding or would exist after giving effect to this Amendment.

     5. Incorporation into Existing Loan Documents. The parties acknowledge and agree that this Amendment is incorporated into and made part of the Credit
Agreement and Loan Documents, the terms and provisions of which, unless expressly modified herein, are hereby ratified and confirmed and continue unchanged and in full force and effect. Any future reference to the Credit Agreement or Loan Documents shall mean the Credit Agreement or Loan Documents as amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Loan Documents, the terms and provisions hereof shall control.

     6. Miscellaneous.

          a. Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

          b. Other Instruments. Each Borrower shall execute any other documents, instruments and writings, in form and substance satisfactory to Agent, as Agent may reasonably request, to carry out the intentions of the parties hereunder.

          c. Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.


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

          d. Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

          e. Governing Law. The terms and conditions of this Amendment shall be governed by and construed in accordance with the substantive laws of the
Commonwealth of Pennsylvania without regard to its otherwise applicable principles of conflicts and laws.

          f. Counterparts. This Amendment may be executed in counterpart all, of which counterparts taken together shall constitute one completed fully executed document. A photocopied or facsimile signature shall be deemed to be the functional equivalent of a manually executed original for all purposes.

          g. WAIVER OF JURY TRIAL. BORROWERS, AGENT, ISSUER AND LENDERS, BY THEIR EXECUTION OF THIS AMENDMENT, EACH REAFFIRM THEIR WAIVER OF THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL.

     IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.


Wachovia Bank, National Association,
as Agent, Issuer and Lender


By:    /s/ Margaret Byrne
   ----------------------------------
Name:      Margaret Byrne
     --------------------------------
Title:     Vice President
      -------------------------------


Phoenix Color Corp.


By:    /s/ Edward Lieberman
   ----------------------------------
Name:      Edward Lieberman
     --------------------------------
Title:     Chief Financial Officer
      -------------------------------


PCC Express, Inc.


By:    /s/ Edward Lieberman
   ----------------------------------
Name:      Edward Lieberman
     --------------------------------
Title:     Chief Financial Officer
      -------------------------------


Phoenix (MD.) Realty, LLC


By:   /s/ Edward Lieberman
   ----------------------------------
Name:     Edward Lieberman
     --------------------------------
Title:    Chief Financial Officer
      -------------------------------


TechniGraphix, Inc.


By:   /s/ Edward Lieberman
   ----------------------------------
Name:     Edward Lieberman
     --------------------------------
Title:    Chief Financial Officer
      -------------------------------


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